Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-90245, 033-53229 and 333-90229) pertaining to Coca-Cola Enterprises Inc. Matched Employees Savings and Investment Plan of our report dated June 23, 2006, with respect to the 2005 financial statements and supplemental schedule of the Coca-Cola Enterprises Inc. Matched Employees Savings and Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ Banks, Finley, White & Co.

College Park, Georgia

June 23, 2006